THERMOGENESIS CORP. ANNOUNCES $4.8 MILLION FINANCING

RANCHO  CORDOVA,  California  (March 21, 2003) -  THERMOGENESIS  CORP.  (Nasdaq:
KOOL), announced completion of a private financing through the sale of approximately 3.1 million shares of its common stock. In addition to the shares of common stock, the Company also issued three-year warrants representing the right to acquire an additional 11,976 shares of common stock, in the aggregate, at an exercise price of $2.39 per share. CDC Securities acted as the placement agent for the offering. ThermoGenesis Corp. intends to use the net proceeds for working capital.

The private placement was solely with institutional investors. The transaction included new institutional investors from Europe and certain current institutional stockholders. The Company reserves the right to close on an additional $3.2 million in proceeds from institutions in discussion with the Company, no later than March 31, 2003.

"We are pleased with the Company's ability to continue to attract institutional investors, both existing and new investors from Europe, further demonstrating confidence in our products and strategic direction," said Philip H. Coelho, ThermoGenesis Corp.'s Chief Executive Officer. "The placement will enhance the Company's balance sheet and support our efforts to execute a plan to bring the company to self sufficiency. This plan, assembled by Kevin Simpson, President and COO, will include several margin improvement activities, completion of the clinical trials of our CryoSeal(R) FS System here in the United States and expansion of the marketing efforts of our BioArchive(R) System throughout the world. In a later press release we will detail the components of this self sufficiency plan."

About THERMOGENESIS CORP.
THERMOGENESIS CORP. has been a pioneer in designing, manufacturing and marketing micro-manufacturing systems which utilize robotic devices and sterile disposable bag sets to collect, cryopreserve and archive blood products such as hematopoietic stem cells, fibrin sealant and other related blood products from single units of donor blood.

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies and products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

                           More Information, Contact:

                               THERMOGENESIS CORP.
                 Philip Coelho or Kevin Simpson: (916) 858-5100